Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(i)     Registration Statement (Form S-8 No.333-272608) pertaining to the 2021 Omnibus Incentive Plan of loanDepot, Inc.

(ii)    Registration Statement (Form S-8 No. 333-265131) pertaining to the 2021 Omnibus Incentive Plan, 2022 Employee Stock Purchase Plan and 2022 Inducement Plan of loanDepot, Inc.

(iii)    Registration Statement (Form S-8 No. 333-253172) pertaining to the 2021 Omnibus Incentive Plan of loanDepot, Inc.

of our reports dated March 15, 2024, with respect to the consolidated financial statements of loanDepot, Inc. and the effectiveness of internal control over financial reporting of loanDepot, Inc. included in this Annual Report (Form 10-K) of loanDepot, Inc. for the year ended December 31, 2023.

/s/ Ernst & Young LLP

Irvine, California
March 15, 2024